Exhibit 99.11

FOSUN ROLLOVER AGREEMENT

This FOSUN ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2012 by and among Giovanna Group Holdings Limited, a Cayman Islands exempted company (“Holdco”), Giovanna Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and Fosun International Limited (the “Rollover Shareholder”), a shareholder of Focus Media Holding Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith Parent, Giovanna Acquisition Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Rollover Shareholder is the registered holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of ordinary shares, par value $0.00005 per share, of the Company (the “Shares”), including Shares represented by American Depositary Shares, each representing five Shares (collectively, the “Owned Shares”), as set forth in the column titled “Owned Shares” opposite such Rollover Shareholder’s name on Schedule A;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Rollover Shareholder agrees to (a) the cancellation of the number of Owned Shares as set forth in the column titled “Rollover Shares” on Schedule A for nil consideration in the Merger (such cancelled Shares, the “Rollover Shares”), (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) at the Closing, and (c) the treatment of the Owned Shares which are not cancelled pursuant to this Agreement (such Shares, the “Non-Rollover Shares”) as set forth in the column titled “Non-Rollover Shares” on Schedule A in accordance with the provisions of the Merger Agreement;

WHEREAS, in order to induce the Rollover Shareholder to enter into this Agreement, Holdco has advised the Rollover Shareholder that it is the intention of Holdco and, to the best of Holdco’s knowledge, the intention of each of Holdco’s other shareholders, to enter into a shareholders agreement substantially on the terms set forth in Schedule D attached hereto, at or prior to the Closing of the Merger (the “Shareholders Agreement”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement; and

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco, Parent and the Rollover Shareholder hereby agree as follows:

1.                                      Subscription of Holdco Shares. At the Closing, the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, in the name of an affiliate of the Rollover Shareholder) shall subscribe for the number of Holdco Shares in cash, at a consideration of US$0.001 per share, as set forth on Schedule A.  The Rollover Shareholder hereby acknowledges and agrees that, subject to receipt of the Holdco Shares, it shall have no right to any Merger Consideration in respect of the Rollover Shares.

2.                                      Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) the Rollover Shareholder agrees that the Rollover Shares shall be cancelled at the Closing for nil consideration, and (b) other than the Rollover Shares, all equity securities of the Company held by the Rollover Shareholder, including the Non-Rollover Shares, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

3.                                      Closing; Conditions to Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance contemplated hereby shall take place at the Closing.  The obligation of the Rollover Shareholder to consummate the transactions contemplated hereby shall be subject to the following conditions:  (a) the representations and warranties of Holdco and Parent set forth in Section 7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made on such date, (b) Holdco shall have complied in all material respects with all obligations of Holdco hereunder, and (c) the Merger Agreement shall provide for a Per ADS Merger Consideration of not less than $27.50 per ADS.

4.                                      Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholder and any agent of the Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, in each case reasonably acceptable in form and substance to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

5.                                      Irrevocable Election.

(a)                                 The execution of this Agreement by the Rollover Shareholder evidences, subject to Section 9 and the proviso in Section 11(m), the irrevocable election and agreement by the Rollover Shareholder to subscribe for Holdco Shares and agree to the cancellation of the Rollover Shares on the terms and conditions set forth herein.  In furtherance of the foregoing, the Rollover Shareholder covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 9, the Rollover Shareholder shall not, directly or indirectly, (i) tender any Owned Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Owned Shares and (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholder’s economic interest in such Owned Shares and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares (any such transaction, a “Derivative Transaction”); provided, that the Rollover Shareholder may deposit a portion of or all of the Owned Shares into one or more accounts with certain commercial banks (the “Custodian”) pursuant to and in accordance with custodial arrangements (the material terms of which are set out in Schedule C attached hereto, the “Custodial Arrangements”) to be entered into by the Rollover Shareholder in connection with a term loan facility and bridge loan facility to be entered into by the Rollover Shareholder (collectively, the “Financing Agreements”) with certain commercial banks (the “Lenders”) after the date hereof, (iii) deposit any Owned Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and certain shareholders of the Company (the “Voting Agreement”)) with respect to any Owned Shares, (iv) knowingly take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Rollover Shareholder from performing any of its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b)                                 The Rollover Shareholder further covenants and agrees, severally and not jointly, that the Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, including any Company Share Awards, after the date hereof.

6.                                      Representations and Warranties of the Rollover Shareholder. To induce Holdco to issue the Holdco Shares, the Rollover Shareholder makes the following representations and warranties, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a)                                 Ownership of Shares. (i) The Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Owned Shares, free and clear of Liens, and (B) has and will have sole or shared (together with affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws; (ii) the Owned Shares are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Owned Shares; and (iii) the Rollover Shareholder has not Transferred any Rollover Share pursuant to any Derivative Transaction, in each case of clause (i) through (iii), except as pursuant to this Agreement, the Voting Agreement, the Financing Agreements and the Custodial Documents (as defined below).  As of the date hereof, (x) other than the Owned Shares, the Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities), and (y) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)                                 Organization, Standing and Authority.  The Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by the Rollover Shareholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of the Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of its properties or assets.

(d)                                 Financing and Custodial Arrangement.

(i)                                     The Rollover Shareholder shall advise the other parties hereto when it executes and delivers transaction documents with respect to the Custodial Arrangements (the “Custodial Documents”).  Neither the Lenders nor the Custodian has (or will have, as applicable) any interest over the Owned Shares which is materially different from the interests described in Schedule C, or any right to direct or control the voting or Transfer of the Owned Shares, except as otherwise described in Schedule C.  There is no side letter or any other oral or written contract entered into as of the date hereof or contemplated to be entered into after the date hereof, to which the Rollover Shareholder or any of its affiliates is a party related to the Custodial Arrangements, other than the Financing Agreements and the Custodial Documents.

(ii)                                  So long as no default or event of default has occurred and is continuing under the Financing Agreements or the Custodial Documents, there will be no restriction or any limitation under the Financing Agreements or the Custodial Documents on the Rollover Shareholder’s right to (a) vote any Owned Shares or (b) withdraw and transfer the Owned Shares, in each case at any time and whether in connection with the transactions contemplated by the Merger Agreement, this Agreement, the Voting Agreement or otherwise; provided, that with respect to the actions set forth under clause (b), the Rollover Shareholder furnishes alternative assets which may consist of (x) all or part of the Holdco Shares issued to the Rollover Shareholder pursuant to this Agreement and (y) proceeds received by the Rollover Shareholder in exchange for the cancellation of the Non-Rollover Shares in substitution of the Owned Shares within 10 calendar days of any withdrawal.

(e)                                  Litigation. There is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person or, to the knowledge of the Rollover Shareholder, threatened against any the Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement.

(f)                                   Reliance. The Rollover Shareholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Rollover Shareholder contained herein.

(g)                                  Receipt of Information. The Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares. The Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7.                                      Representations and Warranties of Parent and Holdco.  Each of Parent and Holdco represents and warrants to the Rollover Shareholder that:

(a)                                 Organization, Standing and Authority.  Each of Parent and Holdco is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Rollover Shareholder, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent or Holdco of the transactions contemplated hereby, nor compliance by Parent or Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco or any of their properties or assets.

(c)                                  Capitalization.  Each of Holdco and Parent was duly incorporated on October 22, 2012. At and immediately after the Closing, the authorized capital stock of Holdco shall consist of 5,000,000 ordinary shares, of which, as of the date hereof, three ordinary shares are issued and outstanding and owned of record as set forth on Schedule B hereto. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 5,000,000 ordinary shares, of which one (1) share shall be issued and outstanding and owned by Holdco.  At and immediately after the Closing, except as set forth in the Management Rollover Agreement, there shall be (i) no options, warrants, or other rights to acquire shares of the capital stock of Holdco or Parent, (ii) no outstanding securities exchangeable for or convertible into shares of the capital stock of Holdco or Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(d)                                 Valid Issuance of Shares. At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities laws.

8.                                      Other Covenants and Agreements.

(a)                                 Tax Related Matters.

(i)                                     The Rollover Shareholder shall bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (A) the receipt of any Merger Consideration by the Rollover Shareholder or its affiliates pursuant to the Merger Agreement and/or (B) the receipt of Holdco Shares by the Rollover Shareholder or its affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (y) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities.  For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (x) above, including without limitation, any liability for withholding Taxes.  The Rollover Shareholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Rollover Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 8(a)(i).

(ii)                                  At Parent’s request, the Rollover Shareholder shall provide to Parent such information as may be reasonably necessary for Parent or its direct or indirect owners to file its U.S. federal, state, local, and non-U.S. tax returns (including historic cost basis information).

(b)                                 Shareholders Agreement.  The Rollover Shareholder and Holdco shall negotiate in good faith the terms and conditions of a shareholders agreement to be entered into by the Rollover Shareholder and Holdco, among other parties, at or immediately prior to the Closing that is substantially consistent with the terms set forth in Schedule D.

(c)                                  Disclosures.  The Rollover Shareholder agrees that, to the extent it is required by the United States Securities and Exchange Commission, the Hong Kong Stock Exchange or another regulatory body or international stock exchange having jurisdiction over the Rollover Shareholder to make any disclosures regarding the Merger Agreement and the transactions contemplated thereby, the Rollover Shareholder shall make such disclosure only after the form and terms thereof have been notified to Holdco and Parent and Holdco and Parent have had a reasonable opportunity to comment thereon.

(d)                                 Financing and Custodial Arrangement.

(i)                                     The Rollover Shareholder agrees to (A) take all actions necessary, and to forbear from taking any action, as applicable, in each case to make the Rollover Shares available at all times after the date hereof to the extent necessary for purposes of this Agreement and the transactions contemplated hereunder, (B) promptly notify Parent and Holdco of any fact or circumstance of which the Rollover Shareholder becomes aware that would reasonably be expected to make the Rollover Shares unavailable for purposes of this Agreement and the transaction contemplated hereunder, (C) withdraw and obtain a full release of the Rollover Shares from the Custodial Arrangements no later than five (5) Business Days prior to the Closing Date, and (D) take all other actions necessary to effectuate the foregoing, including (x) furnishing the Custodian with other assets acceptable to the Custodian and the Lenders in substitution for the Rollover Shares within the requisite time period, and (y) applying all of the proceeds received by the Rollover Shareholder in respect of the Non-Rollover Shares pursuant to the Merger Agreement to repayment of the bridge loan facility in respect of the Financing Agreement.

(ii)                                  The Rollover Shareholder agrees not to (x) grant to the Lenders or the Custodian (or permit the Lenders or the Custodian to hold) (A) any interest over the Holdco Shares beneficially owned by the Rollover Shareholder which is materially different from the interest described in Schedule C, or (B) any right to direct or control the voting or Transfer of the Holdco Shares issuable to or beneficially owned by the Rollover Shareholder, except as otherwise described in Schedule C, or (y) enter into any side letter or other oral or written contract at any time the contents of which are inconsistent with the Rollover Shareholder’s agreements under clause (x).

(iii)                               The Rollover Shareholder further agrees to (A) take all actions necessary, and to forbear from taking any action, as applicable, after entry into the Financing Agreements and Custodial Arrangements or otherwise, in each case that would enable the Rollover Shareholder to comply in all respects with the agreements of the Rollover Shareholder Section 8(d)(ii) above, and (B) use its reasonable best efforts to take, or cause to be taken, any and all steps reasonably necessary to avoid or cure any default that may be reasonably expected to result in the Lenders or the Custodian acquiring or holding any security interest over the Holdco Shares, or any right to direct or control the voting or Transfer of any Holdco Shares issuable to or beneficially owned by the Rollover Shareholder, including curing any default and replacing the Holdco Shares with reasonably acceptable, substitute custodial assets as promptly as practicable as reasonably necessary to avoid or cure any default. The Rollover Shareholder agrees to promptly notify Parent and Holdco of any default or event of default under the Financing Agreements or the Custodial Documents and, to the knowledge of the Rollover Shareholder, any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or event of default under the Financing Agreements or the Custodial Documents.

9.                                      Termination. This Agreement, and the agreement of the Rollover Shareholder to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 9 and Section 11 shall survive the termination of this Agreement, and the Rollover Shareholder shall continue to be liable for breaches of this Agreement occurring prior to the termination of this Agreement.

10.                               Further Assurances.  Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

11.                               Miscellaneous.

(a)                                 Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.  Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

(b)                                 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c)                                  Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Rollover Shareholder, Parent and Holdco contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

(d)                                 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent or Holdco:

Cricket Square, Hutchins Drive,

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

With a copy to:

Giovanna Investment Holdings Limited

Two Pacific Place

88 Queensway

Hong Kong

Attention:  Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong

Email:  alex.ying@carlyle.com / janine.feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd.

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention:  Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee

Facsimile: 852-3107-2490

Email:  terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

Power Star Holdings Limited

28/F, CITIC Tower

1 Tim Mei Avenue, Hong Kong

Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui

Email:  exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House
8 Connaught Road Central
Hong Kong

Attention:  Douglas Freeman

Facsimile:  +852-3760-3611
E-mail: douglas.freeman@friedfrank.com

(e)                                  Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(f)                                   Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(g)                                  Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.  The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(h)                                 Remedies; Specific Performance.

(i)                                     The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity (including, without limitation, specific performance).  In the event any breach of this Agreement by the Rollover Shareholder (including, without limitation, any failure by the Rollover Shareholder to deliver the Rollover Shares for cancellation or to subscribe for the Holdco Shares) which causes, directly or indirectly, either a failure of any closing condition applicable to Parent and Merger Sub in the Merger Agreement or a termination right of the Company under the Merger Agreement, the Rollover Shareholder agrees to (A) indemnify and hold harmless Parent, Holdco, the Sponsors and the Sponsor Guarantors from the aggregate out-of-pocket damages (including all costs and expenses)  incurred by any of them in connection therewith, including the amount of any termination fee paid or payable by Parent to the Company under the Merger Agreement and, without duplication, all amounts paid or payable under any Limited Guarantees by the Sponsor Guarantors, provided that, neither Parent, Holdco the Sponsors nor any Sponsor Guarantor shall have the right to recover lost profits or benefit of the bargain damages from the Rollover Shareholder; and (B) reimburse all out-of pocket expenses incurred by any of them in connection with the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by any of them in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce such remedy against the Rollover Shareholder.  The Rollover Shareholder further agrees to pay or reimburse Parent, Holdco, the Sponsors and/or the Sponsor Guarantors, as applicable, within ten (10) Business Days following receipt of a written notice from any of them setting forth in reasonable detail the amount of any losses, damages, liabilities or expenses incurred by any of them which are indemnifiable or reimbursable hereunder.  The parties hereto agree that the Sponsors and the Sponsor Guarantors shall be third-party beneficiaries of this Section 11(h).

(ii)                                  The Rollover Shareholder further acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that Parent and Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  The Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Holdco.

(j)                                    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k)                                 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l)                                     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(m)                             Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if the Rollover Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(n)                                 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(o)                                 Expenses.  Following the consummation of the transactions contemplated by the Merger Agreement, including the Merger, Holdco shall cause Parent or the Surviving Corporation to reimburse the Rollover Shareholder for its reasonably documented expenses incurred in connection with the subscription of Holdco Shares pursuant to this Agreement, up to an aggregate amount of US$4,000,000.

IN WITNESS WHEREOF, Parent, Holdco and the Rollover Stockholder have caused to be executed or executed this Agreement as of the date first written above.

HOLDCO:

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

PARENT:

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

[SIGNATURE PAGE—FOSUN ROLLOVER AGREEMENT]

FOSUN INTERNATIONAL LIMITED

By:	/s/ 汪群斌
Name: Wang Qun Bin
Title: Director

[SIGNATURE PAGE—FOSUN ROLLOVER AGREEMENT]

Schedule A(1)

Rollover Shareholder	Address and Facsimile	Owned Shares	Rollover Shares	Non-Rollover Shares	Holdco Shares

Fosun International Limited	Room 808 ICBC Tower 3 Garden Road, Central, Hong Kong Attention: Mr. Andy Pan Facsimile: (852) 2509 3208 With copy (which shall not constitute notice) to: Morrison & Foerster LLP Edinburgh Tower, 33/F The Landmark, 15 Queen’s Road Central Hong Kong Attention: Greg Wang Facsimile: 852-2585-0800 E-mail: gwang@mofo.com	22,215,644 ADSs	14,545,455 ADSs	7,670,189 ADSs	174,084

(1)  For the avoidance of doubt, the numbers set forth below are as of the date hereof.

Schedule B

Shareholders	Ordinary Shares of Holdco
Giovanna Investment Holdings Limited	1
Gio2 Holdings Ltd	1
Power Star Holdings Limited	1

Schedule C

Material Terms of the Custodial Arrangements

Custodians	Commercial banks in Hong Kong

Lenders	Commercial banks in Hong Kong

Custodial Assets

Assets with market value equal to or exceeding a pre-agreed threshold (“Minimum Value”) to be placed in the custodian accounts, as may be supplemented or replaced by any other shares or instruments traded on a stock exchange, or any other assets as agreed between Rollover Shareholder and Lenders from time to time.

All the Shares will be subject to the custodial arrangements.

There will be two separate custodian accounts: one with Lender A to support a term facility and one with Lender B to support a bridge loan.

The Rollover Shares will only be placed in custody with Lender A to support the term facility.

Initial Custodial Assets	22,215,644 American Depositary Shares, each representing five ordinary shares, par value $0.00005 per share, of Focus Media Holding Limited (the “Shares”)

Nature of Arrangement

The Custodians will have custody of the Shares.

The Custodians will not have the right to foreclose, sell or dispose of the Shares or the Holdco Shares, as applicable, unless there is an event of a default under the Financing Agreements.

In the event of a default, the Custodians will only take instructions from the Lenders regarding the disposition of the Shares or the Holdco Shares.

However, with respect to the custodian arrangement for the term loan facility, Lender A and Custodian cannot foreclose upon the Rollover Shares or the Holdco Shares, or sell or dispose of the Rollover Shares or the Holdco Shares without first providing the Rollover Shareholder with notice and a reasonable opportunity to (i) cure any default and (ii) replace the Rollover Shares or Holdco Shares with reasonably acceptable, substitute custodial assets.

Term:

(1)  In relation to a bridge loan, the term is 6 months (may be extended for another 3-month period by the Rollover Shareholder subject to 21 business days prior notice ).

(2) In relation to a term facility, the term is 7 years.

Right to Withdraw Shares:

Rollover Shareholder may withdraw the Shares in custody at any time, provided that it furnishes the relevant Custodian with other acceptable assets to be held in custody to ensure the value of Custodial Assets do not fall below the Minimum Value.

In addition, in the case of a privatization transaction involving the Shares, Rollover Shareholder may withdraw the Shares in custody, and (1) use the cash proceeds to repay the bridge loan, and (2) deposit with the relevant Custodians as Custodial Assets the securities acquired in consideration of the rolled over Shares, the valuation of such securities being determined by reference to the last closing price on the relevant exchange for those Shares being rolled over for the first year and by reference to a value calculated by the Lender’s internal valuation method or such other valuation method reasonably determined by the Lender in consultation with the Rollover Shareholder for any Shares being rolled over in subsequent years.

Furthermore, in connection with a privatization transaction, with respect to the bridge loan, proceeds from the cash-out of the Shares will be required to be paid directly to a charged account of the bank. The bridge loan must be repaid with such proceeds when the going private transaction is closed, and with respect to the term facility, the Rollover Shareholder will have 10 days to deposit the Holdco shares to the custodial account.

Voting Rights	Rollover Shareholder retains all voting rights with respect to the Shares.

Schedule D

SHAREHOLDERS AGREEMENT TERM SHEET

The following sets forth certain non-binding terms that will form the basis for the good faith negotiation of definitive documentation regarding post-Acquisition shareholding arrangements in respect of Giovanna Group Holdings Limited (“Holdco”) that will indirectly acquire Focus Media Holding Limited (the “Company”) under the proposed merger agreement (the “Acquisition”).  The articles of association and memorandum of association of Holdco shall be amended (to the extent applicable) to reflect the following shareholding arrangements.

Holdco

At the closing of the Acquisition (“Closing”), it is contemplated that Holdco will own 100% of the equity interests of a newly-formed Cayman Islands company (“IntermediateCo”), which in turn will own 100% of the equity interests of Giovanna Parent Limited, which will own 100% of the equity interests in the Company, the surviving company in the merger.

Shareholders

The holders of equity interests in the Holdco (“Shareholders”) shall initially consist of:

•                  Jason Nanchun Jiang (“Chairman”) and his controlled affiliated entities

•                  Fosun International Limited (“Rollover Shareholder”)

•                  Gio2 Holdings Ltd (“Sponsor A”)

•                  Giovanna Investment Holdings Limited (“Sponsor B”)

•                  Power Star Holdings Limited (“Sponsor C”)

•                  State Success Limited (“Sponsor D”)

As used herein, “Sponsors” shall refer to Sponsor A, Sponsor B, Sponsor C, and Sponsor D.

At Closing:

•                  Chairman (and his controlled affiliated entities) will hold approximately 30.91% of the total outstanding equity interests of Holdco

•                  Rollover Shareholder will hold approximately 17.41% of the total outstanding equity interests of Holdco

•                  Sponsor B and Sponsor A will each hold approximately 19.68% and the remaining Sponsors will each hold between 2 — 10% of the total outstanding equity interests of Holdco.

Equity of Holdco	The equity interests of Holdco will consist of ordinary shares, which will vote on a one-for-one basis as a single class.

Board Composition	The board of directors of the Holdco (the “Board”) will initially consist of 7 members, of which:

•                  Chairman will serve as a director for so long as he is the Chief Executive Officer of the Company, and for so long as he serves on the Board, he shall act as the chairman of the Board;

•                  The then-current Chief Financial Officer of the Company shall serve as a director (provided that the Chairman may request that another individual serve as a director in lieu of the Chief Financial Officer, subject to approval by a majority of the Board);

•                  Sponsor A will appoint 1 director;

•                  Sponsor B will appoint 1 director;

•                  Sponsor C will appoint 1 director;

•                  Rollover Shareholder will appoint 1 director; and

•                  One director will be appointed for a 6 month term by one of Sponsor A or Sponsor B on a rotating basis (i.e., Sponsor A will initially appoint a director to serve for a 6 month term, and Sponsor B will appoint a director for the following 6 month term, and so forth).

Board Vote:  Each director will have one vote and action by the Board will require approval of a majority of the directors; provided that, in addition to any requirements of applicable law, certain actions will also require stockholder approval as provided below.

Board Observer:  Each Sponsor (including any Sponsor that does not have a right to designate a director to the board) will have the right to designate one non-voting board observer, subject to to-be-agreed upon ownership levels.

Loss of Board Seats: Each Shareholder will lose its board seat if it has reduced its interest to less than 5% of the total outstanding equity interests of Holdco.

Transfer of Appointment Rights:  The right of a Shareholder to nominate/appoint directors will be transferable to affiliated funds.

Board Approval Matters

In addition to any other matters required by law to be voted upon by the Board, the approval of the Board will be required in respect of Holdco’s ability (and any of its subsidiaries’ ability to) to take any of the following actions.

Matters requiring Board approval shall be approved by a simple majority vote, except where a higher vote is indicated below:

•                  amendments to charter documents (2/3 vote required)

•                 dividends and pro-rata stock redemptions or repurchases

•                 non pro-rata stock redemptions or repurchases (2/3 vote required)

•                  increases to authorized share capital and issuances of existing or additional class or series of stock (other than pursuant to an IPO) (2/3 vote required, other than for new issuances reasonably intended to cure any then-current or to avoid any future default under any indebtedness of Holdco or its subsidiaries, which shall be subject to majority approval in such case)

•                  recapitalizations, reorganizations and similar transactions

•                 liquidation/bankruptcy/insolvency actions (2/3 vote required)

•                  merger, amalgamation, scheme of arrangement or similar business transaction; or a sale of all or substantially all of the assets

•                  material acquisitions or dispositions

•                  material joint ventures or partnerships

•                  material contracts

•                  material amendments to financing documents;

•                 material debt incurrence;

•                  annual budget and business plan and any material deviations from approved budget/plan, including annual capital expenditures

•                  affiliate transactions (with nominee director(s) of interested Shareholders abstaining)

•                  employee incentive plans

•                  hiring/firing/amending compensation of key executives

•                  engagement or change of auditors

•                  initiation or settlement of material litigation, investigations or disputes involving an aggregate amount in dispute of at least RMB100,000

•                  IPO-related matters (whether in respect of the Company or other entities within the Holdco group structure)

•                  material change to the nature of the business, including entry into new, or exit from, business lines; and

•                  other matters the Board determines from time to time.

Subject to the shareholder approval requirements set forth below, in the event an action is approved by the Board, Holdco and each Shareholder shall take any and all necessary actions to effect such action.

Board Committees

The Board will have an executive committee, an audit committee and a compensation and nomination committee.

As further detailed below, the committees will be delegated primary responsibility for advising and assisting the Board in overseeing the matters within their respective areas of oversight, and recommending such matters for approval by the Board.  Matters set forth under “Board Approval Matters” must be presented to and ultimately voted upon by the Board.

Except as noted under “Compensation and Nomination Committee”, actions and recommendations by a committee will require the majority vote of such committee’s members (one vote per member).

Executive Committee

The executive committee will be responsible for advising and assisting the Board in overseeing Company’s operating performance and key strategic matters, including mergers, acquisitions, divestitures, financing, IPO-related matters as well as matters relating to regulatory investigations.

The executive committee will have 5 members, consisting of the Chairman and one nominee from each of Sponsor A, Sponsor B, Sponsor C and Rollover Shareholder.

Audit Committee

The audit committee will be responsible for overseeing the integrity of the Company’s financial statements and financial reporting process, including financial statements audit, as well as the Company’s compliance with legal and regulatory requirements.  This responsibility includes, among other things, overseeing the engagement of auditors (and the terms of their engagement) and the approval of related party transactions.

The audit committee will have 3 members, consisting of one nominee from each of Sponsor A, Sponsor B, and Sponsor C.

Compensation and Nomination Committee

The compensation and nomination committee will have overall responsibility for evaluating and approving employee compensation plans and agreements, policies and programs of the Company, as well as recommending the hiring and termination of key officers. The compensation and nomination committee will also be responsible for the appointment of the roles of President/COO, Chief Risk/Compliance Officer (which roles may be served by more than one person) who shall oversee and be responsible for the operations of the Company, including without limitation, finance, legal, IT, compliance, internal audit and other operations.  The committee will also be responsible for overseeing other appointments that may be required in respect of each of these functions.

A recommendation to the Board to hire any C-level officer of the Company (i.e., Chief-level positions) shall require a two-third majority vote of the committee members, provided, however, that if the committee members are unable to agree upon a recommendation of the candidate(s) for the Chief Risk/Compliance Offer role(s) within 12 months after the Closing, then such recommendation to the Board shall only require a majority vote of the committee members.

The compensation and nomination committee will have 5 members, consisting of the Chairman and one nominee from each of Sponsor A, Sponsor B, Sponsor C and Rollover Shareholder.

Company CEO

Chairman will serve as the Chief Executive Officer of the Company, and will not be terminated by the Board other than for Cause.

“Cause” shall mean:

•                  the subject person has committed (as determined by a governmental or regulatory authority or in accordance with an independent third party customary dispute resolution mechanism to be agreed) any act or omission constituting or resulting in any of the following: fraud, embezzlement, recklessness, gross negligence or willful misconduct in connection with such person’s duties as an employee or director of Holdco or any of its affiliates that causes harm to Holdco or any of its affiliates;

•                  a charge, indictment or other notice from any governmental authority alleging conduct that constitutes a felony or a plea of nolo contendere to a felony; or

•                  in connection with any governmental or regulatory investigation or proceeding alleging bad faith conduct of the subject person with respect to the Company or its shareholders, “Cause” shall be deemed to exist if such investigation or proceeding or the conduct underlying such allegation would reasonably be expected to cause such person to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

For purposes of this definition, “affiliates” refers to controlled affiliates of Holdco and for the avoidance of doubt, not to the Sponsors or Rollover Shareholder.

Shareholder Approval Matters

In addition to any other matters required by law to be voted upon by the Shareholders, Shareholder approval will be required (on the basis set out below) in respect of the Holdco’s ability (and any of its subsidiaries’ ability) to take any of the following actions.

Matters requiring shareholder approval shall be approved by Shareholders holding at least a majority of the outstanding shares (>50%), except where noted.

a)             increasing/decreasing the size of the Board (or creating any new committees)

b)             amendments to charter documents

c)              dividends and stock redemptions or repurchases

d)             increases to authorized share capital

e)              issuances of existing or additional class or series of stock, other than in connection with an IPO  (approval by at least 66.7% or more of the outstanding shares required, other than for new issuances reasonably intended to cure any then-current or to avoid any future default under any indebtedness of Holdco or its subsidiaries, which shall be subject to majority shareholder approval in such case)

f)               recapitalizations, reorganizations and similar transactions (approval by at least 66.7%  or more of the outstanding shares in connection with a recapitalization in which there is a reduction of share capital, otherwise majority shareholder approval shall apply in all other cases)

g)              liquidation/bankruptcy/insolvency actions (approval by at least 66.7% or more of the outstanding shares)

h)             merger, amalgamation, scheme of arrangement or similar business combination transaction; or sale of all or substantially all of its assets (approval by at least 60%  or more of the outstanding shares, other than pursuant to and in accordance with the Drag-Along)

i)                 termination of Jason Nanchun Jiang as CEO of the Company without Cause (approval by at least 60% or more of the outstanding shares)

Shareholder Approval Matters — Certain Voting Restrictions

1.              In the event that the Chairman and the Rollover Shareholder (a)(i) veto any Shareholder Approval Matter that requires approval by at least 60% or more of the outstanding shares, or (ii) vote together in favor or against any Shareholder Approval Matter and the remaining Shareholders all vote in an opposite manner , and  (b) such matter concerns mergers, amalgamations, business combinations, strategic alliances, marketing practices, pricing or procurement policies,  or other matters which are provided by law or deemed by the competition authorities as affecting competition  and consumer interests (including without limitation item (i) in the list of Shareholder Approval Matters set forth above), the combined vote of the shares held by the Chairman and the Rollover Shareholder that are in excess of 39.9% of the total outstanding shares of Holdco  shall be deemed to have abstained from voting on such particular matter.

2.              For the avoidance of doubt, for all other Shareholder Approval Matters that are listed in a) through g) above, if the implementation of such matters does not affect competition, the Chairman and Rollover Shareholder may independently exercise the voting rights attached to their shares.

3.              Chairman and the Rollover Shareholder covenant and agree not to act collusively with respect to their votes on any Shareholder Approval Matter.

4.              For the avoidance of doubt, to the extent Chairman or Rollover Shareholder transfer their equity interests in Holdco to Independent Third Parties in accordance with the Shareholders Agreement, the voting limitations described in item 1 above do not apply to such transferred equity interests.

Shareholder Approval Matters — Cayman Law Threshold

In the event that Cayman Islands law may require any of the Shareholder Approval Matters above to be approved by a higher threshold (“Cayman Law Threshold”) than the requisite minimum threshold noted under Shareholder Approval Matters above (the “Agreed Threshold”), the Shareholders agree that once the Agreed Threshold has been obtained in respect of such matter, all Shareholders will agree to vote their shares in favor of (and raise no objection to) such matter such that the Cayman Law Threshold shall be satisfied.  The Shareholders shall be entitled to specific performance/injunctive relief in respect of this provision.

Preemptive Rights

Each Shareholder will have preemptive rights (pro rata based on percentage ownership) with respect to new equity issuances by Holdco, subject to customary exceptions (such as under stock option plans, in acquisitions, etc.).  Failure to exercise preemptive rights will result in dilution to non-exercising Shareholders.

Transfer Restrictions

1.              For the first 18 months following the Closing, no equity interest in Holdco shall be transferable (directly or indirectly) by any Shareholder, other than pursuant to the Drag-Along provision described below.

2.              Subject to the above, prior to IPO, the equity interests in the Holdco will not be transferable (directly or indirectly) except pursuant to the Right of First Offer, Tag-Along and Drag-Along provisions described below.

3.              The following transfers are exempt from the restrictions under 1 and 2 above:

a.                    Customary Permitted Transfers: customary permitted transfers to affiliated entities in the case of the Sponsors and the Rollover Shareholder or for estate planning purposes in the case of the Chairman and his controlled affiliated entities.  For the avoidance of doubt, “Customary Permitted Transfer” shall not include any direct or indirect transfers by the Chairman and his controlled affiliated entities of any equity interests in Holdco, including any direct or indirect transfer of any voting rights, or the economic benefits or risks of ownership of such equity interests.

b.                    Permitted Rollover Shareholder Transfers: any transfer of equity interests in Holdco by the Rollover Shareholder in which the transferee executes and delivers a counterpart to the Shareholder Agreement and an irrevocable proxy appointing Rollover Shareholder as their proxy-holder and attorney in fact with respect to all voting and director appointment rights in respect of such shares.

c.                     Permitted Chairman Transfers:  Chairman shall be permitted to transfer up to an aggregate of US$96.82 million in fair value of the equity interests of Holdco (determined at the time of each such transfer and taking into account all prior transfers) to one or more Independent Third Parties, provided that each transferee shall be required to execute and deliver a counterpart to the Shareholder Agreement.  For purposes hereof, “Independent Third Party” shall mean a bona fide third party independent from the Chairman, the Rollover Shareholder, Sponsor A and Sponsor B, as the case may be, and shall not include any then director or senior management personnel of the Company (including any current director or senior management personnel of the Company as of the date of the Merger Agreement) and affiliates of such directors or senior management personnel.

4.              Notwithstanding the foregoing, no Shareholder shall make any individual transfers (directly or indirectly) to any competitor of the business (as specified in the “Black List” referenced in the Facilities Agreement).

Right of First Offer

If any Shareholder proposes to sell its equity interests in Holdco, each other Shareholder will have a right of first offer to purchase such equity interests proposed to be sold (on a pro rata basis based on percentage ownership, to the extent applicable).

Tag-Along	Each Shareholder will have tag-along rights (on a pro rata basis based on percentage ownership) on transfers by each other Shareholder.

Drag-Along

Notwithstanding the Right of First Offer/Tag-Along above, if Shareholders holding in the aggregate greater than 50% of the outstanding equity interests in Holdco  (“Requisite Shareholders”) propose to enter into a transaction that would result in (x) the transfer of greater than 50% of the outstanding equity interests in Holdco, or (y) the sale of substantially all of the business of Holdco and its subsidiaries, taken as a whole, whether structured as a sale of equity or assets, merger, consolidation, scheme of arrangement or similar business combination transaction in respect of Holdco or its subsidiaries (a “Sale of Holdco”), such Requisite Shareholders can drag-along all other Shareholders (the “Drag Along Right”), subject to the following restrictions during the first five years following the Closing as set forth below:

(i)  during the first three years following the Closing, the Drag Along Right may only be exercised by the Requisite Shareholders if the equity valuation in respect of the Sale of Holdco is no less than the equity valuation of Holdco at the time of the closing of the Acquisition.

(ii) during the fourth and fifth years following the Closing, the Drag Along Right may only be exercised by Shareholders holding in the aggregate 2/3 or more of the outstanding shares of Holdco.

The Drag Along Right shall include customary covenants to vote in favor, participate in, and raise no objection (including waiver of all appraisal rights) in connection with the Sale of Holdco, and to take all necessary or desirable actions as requested by the Requisite Shareholders.  The Drag Along Right will be subject to customary requirements, including without limitation, requirements that the dragged party would sell in the same proportion, and on the same financial terms and conditions applicable to the dragging party.

Post-IPO Transfers

In the event of an IPO of the Company (or other entity within the Holdco group structure, as applicable), the Shareholders will coordinate and cooperate with each other in all post-IPO sell-down activities in respect of the shares at the time of IPO of the applicable IPO entity.  Subject to restrictions in the financing documents and lock-ups in connection with an IPO, all  post-IPO sales shall be made by the Shareholders jointly on a pro-rata basis (to the extent of Shareholders then not subject to any applicable lock-up) until each Shareholder’s equity interest in Holdco is reduced to an amount equal to 30% of the equity interest held by such Shareholder at the time of the IPO (as determined on a look-through basis in the event of an IPO of the Company or other entity within the Holdco group structure), following which all Shareholders are then free to sell separately.  The timing, price and amount of the post-IPO shares to be sold shall be determined by Shareholders holding a majority of the then outstanding shares, which determination shall then be binding on the rest of the Shareholders.

Pre-IPO Distributions

If an IPO of the Company (or other entity within the Holdco group structure, as applicable), has not occurred by the fourth anniversary of the Closing, Holdco shall, and the Shareholders shall cause Holdco to, subject to restrictions in the financing documents, available cash, the ongoing capital requirements of the Holdco group and applicable law, distribute at least 75% of the net profits of the Holdco group to the Shareholders.

Registration Rights

If the Company (or other entity within the Holdco group structure, as applicable) applies for the listing of its shares on a securities exchange on which registration rights are applicable, the Company (or such other entity, as applicable) shall enter into a registration rights agreement pursuant to which the Shareholders (directly or indirectly, as applicable) shall have demand (following an IPO), shelf and piggyback registration rights customary for an agreement of this type and on terms satisfactory to the Shareholders.

Chairman Non-Compete

Chairman shall agree that during his term as a director of Holdco and for a period of 5 years thereafter, he shall not, directly or indirectly, own, operate or participate in any competing business. The 5-year term shall be reduced to 3 years if Chairman is removed from office without Cause.  Nothing in the foregoing shall restrict Chairman from holding and making passive investments in the equity interests of any entity (including serving as a non-executive independent director in connection with such investments) provided that such interest does not exceed 10 % of the outstanding equity interests in such entity and Chairman has no effective control of management or policies of such entity.

Amendment to Shareholders Agreement

A majority shareholder vote/consent will be required for any amendment, modification, extension, termination or waiver of any provision of the Shareholders Agreement (or a higher vote/consent threshold if the applicable provision speaks to a higher vote/consent threshold, including Board Approval Matters and Shareholder Approval Matters); provided, that the consent of an individual Shareholder will be required if any such amendment or modification discriminates against such Shareholder in a disproportionately adverse manner; provided further, that amendments that alter the Shareholder-specific protection rights of an individual Shareholder (e.g., director or board committee seats, information rights, Permitted Rollover Shareholder Transfer and Permitted

Chairman Transfer rights) will require the consent of such Shareholder.

Information Rights

Each Shareholder (subject to certain to-be-agreed minimum ownership levels) will be provided with information and access rights that are customary for transactions of this type, including, without limitation, monthly financial reports and covenant calculations.

No Other Arrangements

Each Shareholder shall make a representation that, other than the arrangements contemplated in the Shareholders Agreement, (i) there is no shareholders agreement, voting trust or other agreement to which such Shareholder is a party to act in a concerted manner in respect of voting the equity interests of Holdco, (ii) it has no present intention of transferring its Holdco shares to another Shareholder and no agreement with another Shareholder in respect of the transfer of such shares, (iii) it has no present intention (x) not to implement the corporate governance arrangements contemplated in the Shareholders Agreement, or (y) to implement corporate governance arrangements that are different from those contemplated in the Shareholders Agreement, that, in each case, may result in any Shareholder having more voting powers than those described in the Shareholders Agreement, and (iv) it has no present intention of amending or waiving the Shareholders Agreement in order to enter into any of the foregoing (and has no agreement with any other Shareholder to the do the same).

Governing Law and Dispute Resolution	New York. Any disputes under the Shareholders Agreement shall be resolved by arbitration pursuant to the rules of the Hong Kong International Arbitration Centre.